Release:    Immediate    July 19, 2016

CP’s Board of Directors announces resignation of Anthony Melman
Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) announced that Anthony R. Melman has resigned from the Board of Directors of Canadian Pacific Railway Company and Canadian Pacific Railway Limited, effective close of business today.

Dr. Melman felt that it was in his best interests for now to resign from the Board, so that he can assess his legal options following a recent Tax Court of Canada decision. Dr. Melman stated that he did not want that matter to become a distraction to CP’s ongoing mission to be the best run and safest railway in North America.

“On behalf of the Board, I want to thank Tony for his outstanding contribution and thank him for his invaluable service,” said Andrew F. Reardon, Chairman of the Board.
Dr. Melman joined the Board in 2012 and was Chair of the Finance Committee and a member of the Audit Committee.
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